As filed with the Securities and Exchange Commission on October 3, 2016

Registration No. 333-197884

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKULLCANDY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-2362196
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1441 West Ute. Blvd, Suite 250 Park City, Utah	84098
(Address of principle executive offices)	(Zip Code)

(435) 940-1545

(Registrants telephone number, including area code):

Not Applicable

(Former name or former address, if changed since last report)

Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan

(Full title of the plans)

Patrick Grosso

Vice President, Strategic Initiatives and Corporate Affairs,

Chief Legal Officer and Corporate Secretary

Skullcandy, Inc.

1441 West Ute. Blvd, Suite 250

Park City, Utah 84098

(435) 940-1545

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Peter M. Rosenblum, Esq.

Joseph J. Basile, Esq.

Foley Hoag LLP

155 Seaport Blvd.

Boston, Massachusetts 02210

(617) 832-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, which was originally filed on August 5, 2014 (File No. 333-197884) (the “Registration Statement”) of Skullcandy, Inc., a Delaware corporation (the “Company”), is being filed to deregister all shares of common stock of the Company that had been registered and remain unsold under such Registration Statement.

On August 23, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MRSK Hold Co., a Delaware corporation (“Parent”), and MRSL Merger Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on October 3, 2016 pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by removing from registration all shares of common stock of the Company registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Park City, State of Utah, on October 3, 2016.

SKULLCANDY, INC.

By:	/s/ Patrick Grosso
Name:	Patrick Grosso
Title:	Vice President, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Secretary

3